THE RBB FUND TRUST 485APOS

Exhibit 99(d)(22)

INVESTMENT SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (the “Agreement”) is entered into as of April 10, 2025 (the “Effective Date”) by and between Clearbrook Investment Consulting, LLC, a Registered Investment Adviser and an investment management and consulting firm (the “Adviser”) and Mitsubishi UFJ Trust and Banking Corporation, a company incorporated under the laws of Japan and registered with Tokyo Legal Affairs Bureau in Japan under no.JCN6010001008770 (the “Sub-Adviser”).

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Adviser has entered into an investment advisory agreement (the “Investment Advisory Agreement”) with The RBB Fund Trust, a Delaware statutory trust that is an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”) (the “Trust”);

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Adviser desires to retain the Sub-Adviser to render investment advisory services related to the funds(s) specified in Appendix A hereto, each a series of the Trust (each a “Fund” and collectively, the “Funds”), in the manner and on the terms hereinafter set forth;

WHEREAS, the Adviser has the authority under the Investment Advisory Agreement with the Trust to select advisers with respect to each Fund of the Trust; and

WHEREAS, the Sub-Adviser is willing to furnish advisory services to the Adviser for the benefit of each Fund.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the Adviser and the Sub-Adviser agree as follows:

1.	ENGAGEMENT OF THE SUB-ADVISER

The Adviser hereby engages the Sub-Adviser to act as an investment adviser for the benefit of each Fund, subject to the supervision and oversight of the Adviser and the Trustees of the Trust, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser except as expressly authorized in this Agreement or another writing by the Trust, the Adviser and the Sub-Adviser.

2.	ACCEPTANCE OF ENGAGEMENT

The Sub-Adviser agrees to be engaged to act as an investment adviser to the Adviser for the benefit of each Fund subject to the terms of this Agreement.

3.	SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE ADVISER

(A)          The Sub-Adviser will advise the Adviser concerning the coordination of the investment and reinvestment of the assets of each Fund and will provide advice related to the composition of the assets of each Fund, subject to the supervision and control of the Adviser and the Trustees of the Trust.

(B)          As part of the services it will provide hereunder, the Sub-Adviser will:

(i)        obtain and evaluate, to the extent deemed necessary and advisable by the Sub-Adviser in its discretion, pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries, the securities of which may be included in each Fund or may be under consideration for inclusion in each Fund;

(ii)       construct and formulate a continuous investment program for the benefit of each Fund; provided that such services will not include trading and/or execution of transactions of the underlying portfolios of the Funds;

(iii)      make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Adviser or the Trustees of the Trust and the Sub-Adviser will attend meetings with the Adviser and/or the Trustees, as reasonably requested, to discuss the foregoing;

(iv)     cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust and the Adviser, keep all such persons informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust and the Adviser, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

(C)          In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in accordance with the following: (i) the Trust’s Articles of Incorporation, as the same may be hereafter modified and/or amended from time to time (“Trust’s Articles”); (ii) the By Laws of the Trust, as the same may be hereafter modified and/or amended from time to time (“By Laws”); (iii) the currently effective Prospectus(es) and Statement(s) of Additional Information of the Trust relating to the Fund(s) filed with the Securities and Exchange Commission (“SEC”) and delivered to the Sub-Adviser, as the same may be hereafter modified, amended and/or supplemented (“Prospectus and SAI”); (iv) the Investment Company Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Fund(s); (v) the applicable sections of the Trust’s Compliance Manual and other policies and procedures adopted from time to time by the Board of Trustees of the Trust; and (vi) any written instructions of the Adviser that are agreed to in writing by the Sub-Adviser. Prior to the commencement of the Sub-Adviser’s services hereunder, the Adviser shall provide the Sub-Adviser with current copies of the Trust’s Articles, By Laws, Prospectus and SAI, Compliance Manual and other relevant policies and procedures that are adopted by the Board of Trustees. The Adviser shall promptly provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned documents, and the Sub-Adviser shall only be subject to those amendments, modifications or supplements that have been provided to it by the Adviser.

(D)          In furnishing services hereunder, the Sub-Adviser will not consult with any other adviser to (i) the Trust, (ii) any Fund, or (iii) any other investment company under common control with the Trust concerning transactions of any Fund in securities or other assets; provided, however, that the foregoing provision shall not be deemed to prohibit the Sub-Adviser from consulting with any of its affiliated persons concerning transactions in securities or other assets; provided, further, that the Sub-Adviser shall not otherwise be prohibited from consulting with any of the other covered advisers concerning compliance with paragraphs a and b of Rule 12d3-1 under the Investment Company Act.

(E)          The Sub-Adviser, at its expense, will furnish: (i) all necessary facilities (including office space, furnishings, and equipment) and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary to conduct the Sub-Adviser’s duties under this Agreement. 70% of all Fund costs, such as payments to other vendors, legal and start-up costs, website costs, and excess cost of the capped expense ratio shall be borne by the Sub-Adviser, and 30% of all such Fund costs shall be borne by the Adviser.

(F)          The Sub-Adviser will provide the Adviser with all information in the Sub-Adviser’s possession reasonably requested by the Adviser regarding the Adviser’s decision with respect to the following: (i) participation in class action litigation regarding portfolio securities (including litigation with respect to securities previously held); (ii) exercising rights in the context of a bankruptcy or other reorganization; and (iii) any other similar litigation, actions or matters.

4.	COMPENSATION OF SUB-ADVISER

The Adviser will pay the Sub-Adviser an advisory fee with respect to each Fund as specified in Appendix B to this Agreement. Payments shall be made to the Sub-Adviser on or about the fifth (5th) day of each month, and calculated by applying a daily rate, based on the annual percentage rates as specified in the appropriate Schedule, to the assets. The fee shall be based on the average daily net assets for the month involved. Except as may otherwise be prohibited by law or regulation (including, without limitation, any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive all or any portion of its advisory fee.

5.	LIABILITY AND INDEMNIFICATION

(A)          Except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither the Sub-Adviser nor any of its officers, members or employees (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser or the Trust as a result of any error of judgment or mistake of law by the Sub-Adviser or its Affiliates with respect to each Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser or its Affiliates for, and the Sub-Adviser shall indemnify and hold harmless the Trust, the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund(s) or the omission to state therein a material fact known to the Sub-Adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made solely in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser Indemnitees (as defined below) for use therein.

(B)          Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Adviser and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Sub-Adviser as a result of any error of judgment or mistake of law by the Adviser with respect to any Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund(s) or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made solely in reliance upon information furnished to the Adviser or the Trust.

6.	REPRESENTATIONS AND COVENANTS OF THE ADVISER

The Adviser represents, warrants and agrees that:

(A)          The Adviser has been duly authorized by the Board of Trustees of the Trust to delegate to the Sub-Adviser the provision of investment advisory services to each Fund as contemplated hereby.

(B)          The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and has provided the Sub-Adviser with a copy of such code of ethics.

(C)          The Adviser is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Adviser by applicable law and regulations.

(D)          The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Adviser will also promptly notify the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or administrative or regulatory body, involving the affairs of the Fund(s); (vi) will comply with all applicable regulations concerning disclosure of this Agreement relationship to prospective investors in the Funds.

(E)          The Adviser has provided the Sub-Adviser with a copy of its Form ADV Part 1 and Form ADV Part 2 currently on file with the SEC and shall promptly furnish a copy of all amendments to the Sub-Adviser at least annually. Such amendments shall reflect all changes in the Adviser’s organizational structure, professional staff or other significant developments affecting the Adviser, as required by the Advisers Act.

(F)           The Adviser will notify the Sub-Adviser of any assignment of this Agreement or change of control of the Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Fund(s) or senior management of the Adviser, in each case prior to such change. The Adviser agrees to bear all reasonable expenses of the Trust, if any, arising out of an assignment or change in control.

(G)          The Adviser will immediately notify the Sub-Adviser of any financial condition that is likely to impair the Adviser’s ability to fulfill its commitment under this Agreement.

(H)          The Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage as determined by industry standards.

(I)            The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Adviser or any of its affiliates are a party.

(J)           The Adviser will not cause the Sub-Adviser to have custody of any securities, cash or other assets of any Fund and the Sub-Adviser will not be liable for any loss resulting from any act or omission of any such custodian.

(K)          The Sub-Adviser’s sole client for purposes of this engagement shall be the Adviser and not any clients of the Adviser.

(L)          The Adviser will maintain all records with respect to each Fund as are required of an investment adviser to a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and shall file with the SEC all required forms pursuant to Section 13 of the Exchange Act.

7.	REPRESENTATIONS AND COVENANTS OF THE SUB-ADVISER

The Sub-Adviser represents, warrants and agrees as follows:

(A)          The Sub-Adviser is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Sub-Adviser by applicable law and regulations.

(B)          The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Sub-Adviser will also promptly notify the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or administrative or regulatory body, involving the affairs of the Fund(s) after such information has become public as announced by the authorities.

(C)          The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 204A-1 under the Advisers Act and has provided the Adviser with a copy of such code of ethics, together with evidence of its adoption. Within forty-five (45) days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the Asset Management Chief Compliance Officer of the Sub-Adviser shall certify to the Adviser that the Sub-Adviser has complied with the requirements of Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Adviser, the Sub-Adviser shall permit the Adviser or its employees to examine the reports required to be made to the Sub-Adviser by Rule 204A-1(b) and all other records relevant to the Sub-Adviser’s code of ethics.

(D)          The Sub-Adviser has provided the Trust and the Adviser with a copy of its Form ADV Part 1 and Form ADV Part 2 currently on file with the SEC and shall promptly furnish a copy of all amendments to the Trust and the Adviser at least annually. Such amendments shall reflect all changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

(E)          The Sub-Adviser will notify the Trust and the Adviser of any assignment of this Agreement or change of control of the Sub-Adviser, as applicable.

(F)          The Sub-Adviser will immediately notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

(G)          The Sub-Adviser agrees to maintain an appropriate level of errors and omissions, or professional liability insurance coverage as determined by industry standards.

(H)          The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Sub-Adviser or any of its affiliates are a party.

8.	NON-EXCLUSIVITY

The services of the Sub-Adviser to the Adviser, the Fund(s) and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

9.	SUPPLEMENTAL ARRANGEMENTS

The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Fund(s) that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Adviser nor the Trust shall have any direct obligations with respect thereto or otherwise arising under the Agreement.

10.	REGULATION

The Adviser and the Sub-Adviser shall each submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which such body by reason of this Agreement may require pursuant to applicable laws and regulations.

11.	RECORDS

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Sub-Adviser such records and permit it to retain such records (either in original or in duplicate form) as the Sub-Adviser shall reasonably require in order to carry out its business. In the event of the termination of this Agreement, such other records shall promptly be returned to the Trust by the Sub-Adviser free from any claim or retention of rights therein, provided that the Sub-Adviser may retain any such records that are required by law or regulation.

12.	DURATION OF AGREEMENT

This Agreement shall become effective as of the Effective Date and, unless sooner terminated as provided herein, shall continue until April 10, 2027. Thereafter, if not terminated, this Agreement shall continue with respect to each Fund for successive annual periods ending on April 10, provided such continuance is specifically approved at least annually (A) by the vote of a majority of those members of the Board of Trustees of such Fund(s) who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (B) by the Board of Trustees of such Fund(s) or by vote of a majority of the outstanding voting securities of such Fund(s).

13.	TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ prior written notice to the Adviser and the Sub-Adviser, or by the Adviser or Sub-Adviser on sixty (60) days’ prior written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, (A) in the event of its assignment (as defined in the Investment Company Act), or (B) in the event the Investment Advisory Agreement between the Adviser and the Trust is assigned (as defined in the Investment Company Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice of such breach.

14.	USE OF THE SUB-ADVISER’S NAME

The parties agree that the name of the Sub-Adviser, the names of any affiliates of the Sub-Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Sub-Adviser and its affiliates. The Adviser and the Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Sub-Adviser.

Upon termination of this Agreement, the Adviser and the Trust shall forthwith cease to use the Sub-Adviser’s name(s), derivatives, logos, trademarks or service marks or trade names. The Adviser and the Trust agree that they will review with the Sub-Adviser any advertisement, sales literature, or notice prior to its use that makes reference to the Sub-Adviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Sub-Adviser may consider the context in which it is referred to, it being agreed that the Sub-Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the Investment Company Act or other applicable laws and regulations. If the Adviser or the Trust makes any unauthorized use of the Sub-Adviser’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Sub-Adviser shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Sub-Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

15.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Fund (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to a Fund if a majority of the outstanding voting securities of such Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Fund affected by the amendment or all the Funds of the Trust.

16.	ASSIGNMENT

Any assignment (as that term is defined in the Investment Company Act) of the Agreement made by the Sub-Adviser shall result in the automatic termination of this Agreement pursuant to paragraph 13 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Sub-Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder. The Sub-Adviser agrees that it will notify the Trust and the Adviser of any changes in its senior management personnel within a reasonable time thereafter.

17.	ENTIRE AGREEMENT

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and there are no representations, covenants or other agreements except as stated or referred to herein.

18.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

19.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:	Clearbrook Investment Consulting, LLC
[Adviser Contact Information]
Attention: Allison Daly
Email: adaly@clrbrk.com

For:	Mitsubishi UFJ Trust and Banking Corporation
[Sub-Adviser Contact Information]
Attention: Masayuki Abe, Investment Management and Sales Division
Email: masayuki_abe@tr.mufg.jp

20.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

21.	TRUST AND SHAREHOLDER LIABILITY

The Adviser and the Sub-Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust’s Articles and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of any Fund. The Adviser and the Sub-Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund(s), nor from the Trustees or officers, or from any individual Trustees or officer of the Trust.

22.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

23.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

24.	THIRD PARTY BENEFICIARY

The Adviser and Sub-Adviser expressly agree that the Trust shall be deemed an intended third party beneficiary of this Agreement.

25.	CONFIDENTIALITY

Except as otherwise agreed in writing, as required by law, or as necessary for Sub-Adviser to carry out the intended purposes of this Agreement (including disclosures to employees, officers, directors, third-party service providers, consultants and other agents), the Parties to this Agreement will keep confidential all nonpublic information concerning the Adviser’s and the Trust’s identity, financial affairs, or investments. Nonpublic information shall not include information which was (A) known to the Parties prior to this Agreement, (B) acquired from a third party whom the Parties reasonably believes is not under an obligation of confidentiality to the Trust, (C) placed in the public domain without fault of either Party, or (D) independently developed by either Party without reference or reliance upon the nonpublic information.

26.	RISK ACKNOWLEDGMENT

The Sub-Adviser does not guarantee the future performance of any Fund or any specific level of performance, the success of any investment advice or strategy that the Sub-Adviser may use, or the success of the Sub-Adviser’s overall management of any Fund. The Adviser understands that investment advice made for the Adviser by the Sub-Adviser are subject to various market, currency, economic, political, business and structural risks, and that those investment advice will not always be profitable.

27.	COUNTERPARTS; ELECTRONIC SIGNATURES

This Agreement may be executed and delivered (including by facsimile transmission or portable document format (PDF)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

ADVISER:	SUB-ADVISER:

Clearbrook Investment Consulting, LLC, a limited liability company organized under the laws of the State of [Delaware and a registered investment adviser (RIA) with the U.S. Securities and Exchange Commission.	Mitsubishi UFJ Trust and Banking Corporation, a company incorporated under the laws of Japan registered with Tokyo Legal Affairs Bureau in Japan no.JCN6010001008770

By:	/s/ Elliott Wislar	By:	/s/ Jiro Mitsubori
Name:	Elliott Wislar	Name:	Jiro Mitsubori
Title:	Chief Executive Officer	Title:	Senior Deputy General Manager,
Investment Management and Sales Division

APPENDIX A

TO

INVESTMENT SUB-ADVISORY AGREEMENT

MUFG Japan Small Cap Active ETF

APPENDIX B

TO

INVESTMENT SUB-ADVISORY AGREEMENT